Exhibit 99.1

The St. Joe Company Reports Second Quarter 2009 Financial Results

JOE Focused on Opening of the New Panama City – Bay County International Airport

JACKSONVILLE, Fla.--(BUSINESS WIRE)--August 4, 2009--The St. Joe Company (NYSE:JOE) today announced a Net Loss for the second quarter 2009 of $(44.6) million, or $(0.49) per share, which includes pre-tax non-cash charges of $64.7 million, or $0.43 per share after tax. This compares to a Net Loss of $(20.8) million, or $(0.23) per share, for the second quarter of 2008, which included significant charges of $35.3 million, or $0.24 per share after tax. All per-share references in this release are presented on a diluted basis.

As previously announced, JOE annuitized approximately $93 million of its pension plan liabilities by transferring approximately $101 million of its pension plan assets to an insurance company. The transaction resulted in a pre-tax non-cash charge for the second quarter of approximately $44.7 million, or $0.30 per share after-tax.

The remaining non-cash charges of $20.0 million pre-tax, or $0.13 per share after-tax, included the $7.4 million write-off of a note receivable from GVA Advantis, the $6.7 million write-down related to JOE’s SevenShores condominium and marina development project, $5.5 million of impairments associated with homes and home sites in certain of JOE’s communities and $0.4 million of impairments for the write-down of a builder note receivable.

Net Loss for the first half of 2009 was $(56.3) million, or $(0.62) per share, compared to Net Income of $11.2 million, or $0.13 per share, for the first half of 2008.

Included in the results for the first six months of 2009 were the following significant non-cash charges:

  Settlement charge on pension annuitization of $44.7 million, or $0.30 per share after-tax; and
  Pre-tax impairment charges of $21.5 million, or $0.14 per share after-tax.

Included in the results for the first six months of 2008 were significant charges of $38.0 million pre-tax, or $0.26 per share after tax.

Second Quarter Sales Results

“As a result of a slight uptick in the market in the second quarter, we experienced positive results from our ongoing efforts to sell residential inventory with closings in a number of our communities generating revenue of approximately $11.7 million,” said Britt Greene, President and CEO of JOE.

Approximately 5,300 acres of rural lands were sold during the second quarter of 2009, generating approximately $8.4 million of revenue, compared to approximately 29,400 acres for $39.0 million in the second quarter last year.

Liquidity and Balance Sheet

At June 30, 2009, JOE had cash of $116.6 million and pledged treasury securities of $28.0 million, compared to debt of $49.1 million, $28.0 million of which is defeased debt. JOE’s $100 million line of credit remained undrawn at June 30, 2009.

The pre-tax non-cash charge related to the annuitization of the pension plan liabilities did not impact tangible net worth as calculated for purposes of our line of credit covenants due to the offsetting credit to accumulated other comprehensive income. As a result of this transaction, JOE was able to significantly increase the pension plan’s funded status ratio at June 30, 2009, thereby reducing the potential for future funding requirements.

“With economic challenges unabated, we continue to take a very prudent approach as we manage our assets and continue to reduce capital expenditures, as well as operating and overhead expenses,” said William S. McCalmont, JOE’s Executive Vice President and CFO. “Because we have managed our balance sheet in a conservative manner, we now have the flexibility to execute our growth strategy as we begin to implement the initial development plans on our valuable land holdings near the new international airport.”

Capital expenditures for the second quarter this year were $9.4 million, compared to $31.6 million in the second quarter last year, a reduction of 70 percent. In addition, JOE incurred cash overhead costs of $14.3 million during the quarter, compared to $21.5 million for the second quarter last year, a 33 percent reduction.

The International Airport at West Bay

JOE has accelerated preconstruction development activity on approximately 1,000 acres in West Bay adjacent to the new international airport scheduled to open in May 2010. The land is being planned for office, retail, hotel and industrial users. Aerial photography of the airport construction activity can be seen on the airport authority’s web site, www.newpcairport.com.

“In the coming quarters, our priority will be to take advantage of the opening of the newest international airport in the country that is centered within some of JOE’s most valuable land holdings,” said Greene. “We expect, over time, that this international airport will expand our customer base as it connects Northwest Florida with the global economy and the area is repositioned from a regional to a national destination. While we understand growth around the airport will ramp up over time, the JOE team is keenly focused on implementing our strategy to maximize these great assets.”

“During the second quarter, we initiated a significant outreach program to site consultants and multinational corporations, as well as their suppliers, within the aerospace, defense, security and aviation economic clusters,” said Greene. “With the airport opening now less than one year away, we are working to position several initial parcels near the airport to be ‘revenue-ready’.”

In June, JOE entered into agreements with The Haskell Company, America’s Green Design-Build Leader, and TranSystems Corporation, one of the world’s leading transportation planning and engineering firms, to master plan JOE land adjacent to the airport.

The team is master-planning a development node capable of joining the Gulf Coast's aerospace corridor. A concentration of U.S. Air Force, Navy and Army aerospace and aviation facilities along the Florida, Alabama and Mississippi Gulf Coast have created a cluster of aerospace and aviation businesses and workforce talent in the region.

JOE’s development program at West Bay is part of the larger West Bay Sector Plan, a product of Florida's unique sector planning process. A planning framework is in place for approximately 75,000 acres, which includes the airport, to ensure long-term land-use compatibility. Already entitled within the West Bay Sector Plan DSAP I are over 5,600 residential units and over 4.4 million square feet of commercial space.

Land Holdings and Entitlements

On June 30, 2009, JOE owned approximately 580,000 acres, concentrated primarily in Northwest Florida. Approximately 405,000 acres, or 70 percent of JOE’s total land holdings, are within 15 miles of the coast of the Gulf of Mexico.

On June 30, 2009, JOE’s land-use entitlements in hand or in process totaled approximately 44,000 residential units and approximately 13.8 million square feet of commercial space, as well as an additional 589 acres with land-use entitlements for commercial uses.

FINANCIAL DATA
($ in millions except per share amounts)

Consolidated Results

	Quarter Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues
Real estate sales	$20.2	$46.6	$28.7	$147.7
Timber sales	7.2	6.5	13.3	14.1
Rental revenue	0.4	0.3	0.8	0.6
Other revenues	12.8	14.1	19.4	21.7
Total revenues	40.6	67.5	62.2	184.1
Expenses
Cost of real estate sales	11.6	20.6	15.7	39.5
Cost of timber sales	5.2	4.9	9.6	9.8
Cost of rental revenue	0.1	0.1	0.4	0.2
Cost of other revenues	11.7	13.8	19.8	24.1
Other operating expenses	12.1	13.4	23.3	28.8
Corporate expense, net	5.4	9.4	13.2	18.0
Restructuring charges	--	2.5	--	3.0
Impairment losses	20.0	1.0	21.5	3.2
Pension settlement charge	44.7	--	44.7	--
Depreciation and amortization	4.3	4.5	8.4	9.2
Total expenses	115.1	70.2	156.6	135.8
Operating profit (loss)	(74.5)	(2.7)	(94.4)	48.3
Other income (expense)	0.9	(29.7)	2.1	(31.3)
Pretax income (loss) from continuing operations	(73.6)	(32.4)	(92.3)	17.0
Income tax (expense) benefit	28.3	11.7	35.4	(6.0)
Equity (loss) in income of unconsolidated affiliates	--	(0.1)	--	(0.2)
Discontinued operations, net of tax	--	(0.1)	(0.1)	(0.1)
Net (loss) income	(45.3)	(20.9)	(57.0)	10.7
Less: Net loss attributable to non-controlling interest	0.7	0.1	0.7	0.5
Net (loss) income attributable to The St. Joe Company	$(44.6)	$(20.8)	$(56.3)	$11.2
Net (loss) income per share	$(0.49)	$(0.23)	$(0.62)	$0.13

Weighted average shares	91,364,842	91,236,851	91,288,049	85,575,590

Revenues by Segment

	Quarter Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Residential
Real estate sales	$11.7	$7.3	$15.7	$17.1
Rental revenue	0.3	0.3	0.5	0.6
Other revenues	12.8	14.1	19.4	21.7
Total Residential	24.8	21.7	35.6	39.4
Commercial
Real estate sales	0.1	0.4	0.5	0.5
Rental revenues	0.1	--	0.2	--
Total Commercial	0.2	0.4	0.7	0.5
Rural Land sales	8.4	39.0	12.6	130.1
Forestry sales	7.2	6.4	13.3	14.1
Total revenues	$40.6	$67.5	$62.2	$184.1

Summary Balance Sheet

	June 30, 2009	December 31, 2008
Assets
Investment in real estate	$869.8	$890.6
Cash and cash equivalents	116.6	115.5
Pledged treasury securities	28.0	28.9
Notes receivable	35.6	50.1
Tax receivable	47.0	32.3
Prepaid pension asset	43.2	42.0
Property, plant and equipment, net	19.1	19.8
Other assets	30.2	35.1
Assets held for sale	--	4.0
Total assets	$1,189.5	$1,218.3

Liabilities and Equity
Debt	$49.1	$49.6
Accounts payable, accrued liabilities	113.1	115.2
Deferred income taxes	59.8	61.5
Liabilities of assets held for sale	--	0.6
Total liabilities	222.0	226.9
Total equity	967.5	991.4
Total liabilities and equity	$1,189.5	$1,218.3

Debt Schedule

	June 30, 2009	December 31, 2008

Defeased debt	$28.0	$28.9
Community Development District debt	12.2	11.9
Various notes secured by certain real estate	8.9	8.8
Total debt	$49.1	$49.6

Cash Overhead

	Quarter Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Other operating expenses	$12.1	$13.4	$23.3	$28.8
Corporate expense	5.4	9.4	13.2	18.0
Total GAAP overhead	17.5	22.8	36.5	46.8
Plus overhead capitalized	0.5	1.5	1.1	3.8
Less non-cash overhead	(3.7)	(2.8)	(5.9)	(4.6)
Total cash overhead	$14.3	$21.5	$31.7	$46.0

Cash overhead is a non-GAAP financial measure. We believe this information is useful to investors in understanding the underlying operational performance of the Company, its business and performance trends. Specifically, we believe that the reduction in total cash overhead shows investors the cash savings achieved by management through various restructuring initiatives. Although we believe disclosure of total cash overhead enhances investors’ understanding of our business and performance, this non-GAAP financial measure should not be considered an alternative to GAAP basis financial measures.

Other Operating and Corporate Expenses

	Quarter Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Employee costs	$4.1	$9.3	$12.0	$20.8
Non-cash stock compensation costs	3.3	3.4	5.7	6.5
Marketing and homeowner association cost	1.8	2.8	2.8	5.6
Occupancy repairs and maintenance	1.4	2.8	3.3	5.7
Professional fees	2.3	2.0	4.4	5.0
Other	5.5	5.6	10.2	10.1
Pension (income)	(0.4)	(1.6)	(0.8)	(3.1)
Capitalized costs	(0.5)	(1.5)	(1.1)	(3.8)
Total other operating and corporate expense	$17.5	$22.8	$36.5	$46.8

Additional Information

Additional information with respect to the Company’s results for the second quarter of 2009 will be available in a Form 10-Q that will be filed with the Securities and Exchange Commission today.

Conference Call Information

On August 4, 2009 at 10:30 a.m. (EDT), JOE will host a conference call to review the Company’s results for the second quarter ended June 30, 2009.

To participate in the call, please phone 866.316.1366 (for domestic calls from the United States) or 913.312.1266 (for international calls) approximately ten minutes before the scheduled start time. You will be asked for a confirmation code which is 5384462. JOE will also webcast the conference call live over the Internet in a listen-only format at the company’s website www.joe.com.

Following the call, you may access a replay of the call by phoning 888.203.1112 (for domestic calls) or 719.457.0820 (for international calls) using access code 5384462. Access to the replay will be available until August 11, 2009. A webcast archive of the conference call will be posted to the JOE website approximately 90 minutes following the call and will also be available until August 11, 2009.

About JOE

The St. Joe Company (NYSE: JOE), a publicly held company based in Jacksonville, is one of Florida’s largest real estate development companies and Northwest Florida’s largest private landowner. We are primarily engaged in real estate development and sales, with significant interests in timber.

More information about JOE can be found at our web site at www.joe.com.

Forward-Looking Statements

We have made forward-looking statements in this release pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts are forward-looking statements. You can find many of these forward-looking statements by looking for words such as “intend”, “anticipate”, “believe”, “estimate”, “expect”, “plan”, “should”, “forecast” or similar expressions. In particular, forward-looking statements include, among others, statements about the following:

  future operating performance, revenues, earnings and cash flows;
  future residential and commercial entitlements;
  development approvals and the ability to obtain such approvals, including possible legal challenges;
  the number of units or commercial square footage that can be supported upon full build out of a development;
  the number, price and timing of anticipated land sales or acquisitions;
  estimated land holdings for a particular use within a specific time frame;
  the levels of resale inventory in our developments and the regions in which they are located;
  the development of relationships with strategic partners, including homebuilders;
  future amounts of capital expenditures;
  the projected completion, opening, operating results and economic impact of the new Panama City-Bay County International Airport;
  the amount of dividends, if any, we pay; and
  the number or dollar amount of shares of Company stock which may be purchased under our existing or future share-repurchase programs.

Forward-looking statements are not guarantees of future performance. You are cautioned not to place undue reliance on any of these forward-looking statements. These statements are made as of the date hereof based on our current expectations, and we undertake no obligation to update the information contained in this release. New information, future events or risks may cause the forward-looking events we discuss in this release not to occur.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward-looking statement include the risk factors described in our annual report on Form 10-K and our quarterly reports on Form 10-Q, as well as, among others, the following:

  a continued downturn in the real estate markets in Florida and across the nation;
  a continued crisis in the national financial markets and the financial services and banking industries;
  a continued decline in national economic conditions;
  economic conditions in Northwest Florida, Florida as a whole and key areas of the southeastern United States that serve as feeder markets to our Northwest Florida operations;
  availability of mortgage financing, increases in foreclosures and changes in interest rates;
  changes in the demographics affecting projected population growth in Florida, including the demographic migration of Baby Boomers;
  the inability to raise sufficient cash to enhance and maintain our operations and to develop our real estate holdings;
  an event of default under our credit facility or the restructuring of such debt on terms less favorable to us;
  possible future write-downs of the book value of our real estate assets and notes receivable;
  the termination of sales contracts or letters of intent due to, among other factors, the failure of one or more closing conditions or market changes;
  a failure to attract homebuilding customers for our developments, or their failure to satisfy their purchase commitments;
  the failure to attract desirable strategic partners, complete agreements with strategic partners and/or manage relationships with strategic partners going forward;
  natural disasters, including hurricanes and other severe weather conditions, and the impact on current and future demand for our products in Florida;
  whether our developments receive all land-use entitlements or other permits necessary for development and/or full build-out or are subject to legal challenge;
  local conditions such as the supply of homes and home sites and residential or resort properties or a change in the demand for real estate in an area;
  timing and costs associated with property developments;
  the pace of commercial and economic development in Northwest Florida;
  competition from other real estate developers;
  changes in pricing of our products and changes in the related profit margins;
  changes in operating costs, including real estate taxes and the cost of construction materials;
  changes in the amount or timing of federal and state income tax liabilities resulting from either a change in our application of tax laws, an adverse determination by a taxing authority or court, or legislative changes to existing laws;
  the failure to realize significant improvements in job creation and public infrastructure in Northwest Florida, including the expected economic impact of the new airport under construction in Bay County;
  potential liability under environmental laws or other laws or regulations;
  changes in laws, regulations or the regulatory environment affecting the development of real estate;
  fluctuations in the size and number of transactions from period to period;
  the prices and availability of labor and building materials;
  changes in homeowner insurance rates and deductibles for property in Florida, particularly in coastal areas, and availability of property insurance in Florida;
  high property tax rates in Florida, and future changes in such rates;
  significant tax payments arising from any acceleration of deferred taxes;
  possible negative effects from oil or natural gas drilling, if permitted off the coast of Northwest Florida;
  changes in gasoline prices; and
  acts of war, terrorism or other geopolitical events.

The foregoing list is not exhaustive and should be read in conjunction with other cautionary statements contained in our periodic and other filings with the Securities and Exchange Commission.

© 2009, The St. Joe Company. “JOE,” “St. Joe” and the "Taking Flight" design are service marks of The St. Joe Company.

CONTACT:
The St. Joe Company, Jacksonville
Media Contact:
Jerry M. Ray, 904-301-4430
jray@joe.com
or
Investor Contact:
David Childers, 904-301-4200
dchilders@joe.com